The New York Times Company Reports Fourth-Quarter and Full-Year 2023 Results
Board authorizes increase in dividend

NEW YORK, February 7, 2024 – The New York Times Company (NYSE: NYT) announced today fourth-quarter and full-year 2023 results.
Key Fourth Quarter Highlights
•The Company added approximately 300,000 net digital-only subscribers compared with the end of the third quarter of 2023, fueled by bundle and multi-product subscriber additions
•Total digital-only average revenue per user (“ARPU”) grew 3.5 percent year-over-year to $9.24 primarily as a result subscribers graduating from promotional to higher prices and price increases on tenured non-bundled subscribers
•Higher digital subscribers and ARPU drove year-over-year growth in subscription revenues from digital products of 7.2 percent
•Digital advertising revenues decreased 3.7 percent year-over-year largely as a result of the five fewer days in the fourth quarter of 2023 compared to 2022 as well as declines in revenue from our podcasts and creative services
•Other revenue increased 10.0 percent year-over-year as a result of continued strength in licensing and Wirecutter affiliate referral revenues
•Operating costs decreased 4.8 percent year-over-year and adjusted operating costs (defined below) decreased 0.7 percent, largely as a result of lower cost of revenue, partially offset by higher sales and marketing and product development costs
•Operating profit of $129.0 million, a 38.7 percent increase year-over-year, with adjusted operating profit (defined below) of $154.0 million, an 8.5 percent increase year-over-year primarily as a result of higher digital subscription and other revenues as well as lower adjusted operating costs, partially offset by lower advertising revenues
•Operating profit margin for the quarter was 19.1 percent and adjusted operating profit margin was 22.8 percent, a year-over-year increase of approximately 160 basis points
•Diluted earnings per share of $.66, a $.23 increase year-over-year, with adjusted diluted earnings per share (defined below) of $.70, a $.11 increase year-over-year
•Net cash from operating activities for full year 2023 was $360.6 million and Free cash flow for full year 2023 was $337.9 million compared with $113.7 million in 2022
Meredith Kopit Levien, president and chief executive officer, The New York Times Company, said, “2023 was a strong year for The Times that showcased the power of our strategy to be the essential subscription for every curious person seeking to understand and engage with the world. Our market leading news and lifestyle products commanded large and deeply engaged audiences, and our multi-revenue stream model contributed to improving profitability. We realized strong annual growth in earnings per share, adjusted operating profit, and free cash flow, which each hit their highest point since our digital transformation began more than a decade ago.”

Summary of Quarterly Results
(In millions, except percentages, subscriber metrics (in thousands), ARPU and per share data)

	Q4 2023	Q3 2023	Q2 2023	Q1 2023	Q4 2022
Total subscribers(1)	10,360	10,080	9,880	9,730	9,550
Digital-only subscribers(1)	9,700	9,410	9,190	9,020	8,830
Digital-only subscribers quarterly net additions(1)	300	210	180	190	240
Total digital-only ARPU	$9.24	$9.28	$9.15	$9.04	$8.93
% change year-over-year	3.5%	4.6%	3.6%	(1.0)%	(7.0)%

Digital-only subscription revenues	$288.7	$282.2	$269.8	$258.8	$269.2
% change year-over-year	7.2%	15.7%	13.0%	14.1%	31.0%
Digital advertising revenues	$107.7	$75.0	$73.8	$61.3	$111.9
% change year-over-year	(3.7)%	6.7%	6.5%	(8.5)%	0.6%
Total revenues	$676.2	$598.3	$590.9	$560.7	$667.5
% change year-over-year	1.3%	9.3%	6.3%	4.3%	12.3%

Total operating costs(2)	$547.2	$534.8	$535.1	$532.8	$574.5
% change year-over-year(2)	(4.8)%	7.7%	6.2%	0.3%	14.9%
Adjusted operating costs(3)	$522.3	$508.6	$498.7	$506.8	$525.7
% change year-over-year	(0.7)%	6.2%	4.0%	6.4%	8.4%

Operating profit	$129.0	$63.6	$55.8	$27.9	$93.0
Operating profit margin %	19.1%	10.6%	9.4%	5.0%	13.9%
AOP - New York Times Group (“NYTG”)(4)	$158.4	$97.7	$100.0	$65.3	$151.5
AOP margin % - NYTG(4)	24.8%	17.3%	17.8%	12.3%	23.7%
AOP - The Athletic(4)	$(4.4)	$(7.9)	$(7.8)	$(11.3)	$(9.6)
Adjusted operating profit (“AOP”)(3)	$154.0	$89.8	$92.2	$54.0	$141.8
AOP margin %(3)	22.8%	15.0%	15.6%	9.6%	21.2%

Diluted earnings per share (“EPS”)	$0.66	$0.32	$0.28	$0.13	$0.43
Adjusted diluted EPS(3)	$0.70	$0.37	$0.38	$0.19	$0.59
Diluted shares	165.9	165.4	165.0	165.4	165.9
(1) Subscribers (including net subscriber additions) are rounded to the nearest ten thousand.
(2) Recast to conform to the current presentation of total operating costs. See “Comparisons” for more details.
(3) Non-GAAP financial measure. See “Comparisons” and “Reconciliation of Non-GAAP Information” for more details.
(4) Recast to reflect updated bundle allocation methodology. See “Segment information” for more details.

Comparisons
Unless otherwise noted, all comparisons are for the fourth quarter of 2023 to the fourth quarter of 2022.
There were five fewer days in the fourth quarter of 2023 compared with the fourth quarter of 2022 as a result of the change in the Company’s fiscal year to the calendar year in 2022. A reconciliation of revenues excluding the estimated impact of the five fewer days is included in the exhibits to this release.
Beginning with the third quarter of 2023, we have updated our presentation of operating costs to include operating items that are outside the ordinary course of our operations (special items). We recast operating costs for the prior periods in order to present comparable financial results. In connection with this change, we updated the definition of adjusted operating costs to exclude special items from operating costs. These changes did not have an impact on reported operating profit, adjusted operating profit or adjusted operating costs.
The results of The Athletic have been included in our Condensed Consolidated Financial Statements beginning February 1, 2022, the date of the acquisition. Results for the year ended December 31, 2022 included The Athletic for approximately eleven months while results for the year ended December 31, 2023 included The Athletic for the full twelve months.
Fourth quarter 2023 results included the following special items:
•A $2.5 million gain ($1.8 million or $0.01 per share after tax) reflecting our proportionate share of a distribution from the liquidation of Madison Paper Industries (“Madison”), a partnership that previously operated a paper mill, in which the Company had an investment through a subsidiary.
•A $1.7 million charge ($1.2 million or $0.01 per share after tax) in connection with the Company’s withdrawal from a multiemployer pension plan.
Fourth quarter 2022 results included the following special items:
•A $22.1 million charge ($16.2 million or $0.10 per share after tax) in connection with the Company’s withdrawal from a multiemployer pension plan.
•A $4.1 million charge ($3.0 million or $0.02 per share after tax) related to an impairment of an indefinite-lived intangible asset.

Consolidated Results
Subscribers and Net Additions
The Company ended the fourth quarter of 2023 with approximately 10.36 million subscribers across its print and digital products, including approximately 9.70 million digital-only subscribers. Of the 9.70 million digital-only subscribers, approximately 4.22 million were bundle and multiproduct subscribers.
Compared with the end of the third quarter of 2023, there was a net increase of 300,000 digital-only subscribers. Compared with the end of the fourth quarter of 2022, there was a net increase of 880,000 digital-only subscribers.
Average Revenue Per User
Average revenue per user or “ARPU,” a metric we calculate to track the revenue generation of our digital subscriber base, represents the average revenue per subscriber over a 28-day billing cycle during the applicable quarter. For more information, please refer to the Supplemental Subscriber, ARPU and Subscriptions Revenues Information in the exhibits.
Total digital-only ARPU was $9.24 for the fourth quarter of 2023, an increase of 3.5 percent compared with the fourth quarter of 2022 driven primarily by subscribers graduating from promotional to higher prices and price increases on tenured non-bundled subscribers.
Subscription Revenues
Total subscription revenues increased 3.9 percent to $430.4 million in the fourth quarter of 2023. Subscription revenues from digital-only products increased 7.2 percent to $288.7 million due to an increase in bundle and multiproduct revenues and an increase in other single-product subscription revenues, partially offset by a decrease in news-only subscription revenues. Growth in subscription revenues from digital-only products was partially offset by five fewer days in the fourth quarter of 2023 compared to 2022. Print subscription revenues decreased 2.2 percent to $141.8 million, primarily due to lower domestic home-delivery revenues, which were also impacted by the five fewer days in the fourth quarter of 2023 compared to 2022.
Advertising Revenues
Fourth-quarter 2023 total advertising revenues decreased 8.4 percent to $164.1 million while digital advertising revenues decreased 3.7 percent and print advertising revenues decreased 16.2 percent.
Digital advertising revenues were $107.7 million, or 65.6 percent of total Company advertising revenues, compared with $111.9 million, or 62.4 percent, in the fourth quarter of 2022. Digital advertising revenues decreased mainly due to the five fewer days in the fourth quarter of 2023 compared to 2022 as well as declines in revenue from our podcasts and creative services. Print advertising revenues decreased primarily due to declines in the energy and entertainment categories as well as the five fewer days in the fourth quarter of 2023 compared to 2022.
Other Revenues
Other revenues increased 10.0 percent to $81.7 million in the fourth quarter of 2023, primarily as a result of higher licensing and Wirecutter affiliate referral revenues, partially offset by lower book, television, and film revenues and the five fewer days in the fourth quarter of 2023 compared to 2022.
Total Revenues
In the aggregate, subscription, advertising and other revenues for the fourth quarter of 2023 increased 1.3 percent to $676.2 million from $667.5 million for the fourth quarter of 2022.

Operating Costs
Total operating costs decreased 4.8 percent in the fourth quarter of 2023 to $547.2 million compared with $574.5 million in the fourth quarter of 2022, while adjusted operating costs decreased 0.7 percent to $522.3 million from $525.7 million in the fourth quarter of 2022. Operating costs in the fourth quarters of 2023 and 2022 included charges in connection with the Company’s withdrawal from multiemployer pension plans of $1.7 million and $22.1 million, respectively. Operating costs in the fourth quarter of 2022 also included a $4.1 million impairment charge related to an indefinite-lived intangible asset.
Cost of revenue decreased 3.3 percent to $321.2 million compared with $332.1 million in the fourth quarter of 2022, largely due to the five fewer days in the fourth quarter of 2023 compared to 2022, lower print production and distribution and lower subscriber and advertising servicing costs, partially offset by higher journalism costs.
Sales and marketing costs increased 9.4 percent to $68.3 million compared with $62.5 million in the fourth quarter of 2022 due mainly to higher marketing and promotion costs, partially offset by the five fewer days in the fourth quarter of 2023 compared to 2022. Media expenses, a component of sales and marketing costs that represents the cost to promote our subscription business, increased 20.9 percent to $31.8 million in the fourth quarter of 2023 from $26.3 million in the fourth quarter of 2022.
Product development costs increased 5.1 percent to $58.3 million compared with $55.5 million in the fourth quarter of 2022, largely due to higher compensation and benefits expenses, partially offset by the five fewer days in the fourth quarter of 2023 compared to 2022.
General and administrative costs decreased 1.2 percent to $75.8 million compared with $76.8 million in the fourth quarter of 2022, largely due to lower repairs and maintenance expenses and the five fewer days in the fourth quarter of 2023 compared to 2022, partially offset by higher compensation and benefits expenses.

Business Segment Results
We have two reportable segments: NYTG and The Athletic. Management uses adjusted operating profit (loss) by segment in assessing performance and allocating resources. The Company includes in its presentation revenues and adjusted operating costs to arrive at adjusted operating profit (loss) by segment. Adjusted operating costs are defined as operating costs before depreciation and amortization, severance, multiemployer pension plan withdrawal costs and special items. Adjusted operating profit is defined as operating profit before depreciation and amortization, severance, multiemployer pension plan withdrawal costs and special items. Refer to Segment Information in the exhibits for more information on these segment measures and a discussion of our bundle allocation methodology, which we updated on April 1, 2023.
The New York Times Group
NYTG revenues were $638.4 million in the fourth quarter of 2023, approximately flat compared to the prior year. Subscription revenues increased 3.3 percent to $403.6 million from $390.6 million in the fourth quarter of 2022, primarily due to growth in subscription revenues from digital-only products, partially offset by decreases in print subscription revenues. Advertising revenues decreased 11.3 percent to $154.2 million from $173.9 million in the fourth quarter of 2022, due to declines in both digital and print advertising revenues. Other revenues increased 9.3 percent in the fourth quarter of 2023 to $80.6 million from $73.8 million in the fourth quarter of 2022, due to increases in licensing revenues and Wirecutter affiliate referral revenues, partially offset by lower book, television, and film revenues.
NYTG adjusted operating costs decreased 1.4 percent in the fourth quarter of 2023 to $480.0 million from $486.7 million in the fourth quarter of 2022, primarily due to lower cost of revenue, partially offset by higher sales and marketing and product development expenses.
NYTG adjusted operating profit increased 4.6 percent to $158.4 million from $151.5 million in the fourth quarter of 2022. This was primarily the result of higher digital subscription and other revenues and lower adjusted operating costs, partially offset by lower advertising revenues.
The Athletic
The Athletic revenues grew 31.3 percent in the fourth quarter of 2023 to $38.5 million from $29.3 million in the fourth quarter of 2022. Subscription revenues increased 14.3 percent to $26.9 million from $23.5 million in the fourth quarter of 2022, primarily due to growth in the number of subscribers with The Athletic. Advertising revenues increased to $9.9 million from $5.3 million in the fourth quarter of 2022, primarily due to higher revenues from display advertising.
The Athletic adjusted operating costs increased 10.2 percent in the fourth quarter of 2023 to $42.9 million from $39.0 million in the fourth quarter of 2022. The increase was mainly due to higher subscriber and advertising servicing costs as well as higher journalism costs.
The Athletic adjusted operating loss decreased 54.2 percent to $4.4 million from $9.6 million in the fourth quarter of 2022. This was primarily the result of higher advertising, digital subscription and other revenues, partially offset by higher adjusted operating costs.

Consolidated Other Data
Interest Income and Other, net
Interest income and other, net in the fourth quarter of 2023 was $7.7 million compared with $2.4 million in the fourth quarter of 2022. The increase was primarily a result of higher interest rates on cash and marketable securities.
Income Taxes
The Company had income tax expense of $29.6 million in the fourth quarter of 2023 compared with $22.9 million in the fourth quarter of 2022. The effective income tax rate was 21.2 percent in the fourth quarter of 2023 and 24.4 percent in the fourth quarter of 2022. The increase in income tax expense was primarily due to higher income in the fourth quarter of 2023, partially offset by increases in federal tax credits. The decrease in the effective income tax rate was primarily due to higher federal tax credits for increasing research and development activities in 2023.
Earnings Per Share
Diluted EPS in the fourth quarter of 2023 was $.66 compared with $.43 in the same period of 2022. The increase in diluted EPS was primarily driven by higher operating profit and higher interest income. Adjusted diluted EPS was $.70 in the fourth quarter of 2023 compared with $.59 in the fourth quarter of 2022.
Liquidity
As of December 31, 2023, the Company had cash and marketable securities of $709.2 million, an increase of $222.9 million from $486.3 million as of December 31, 2022.
The Company has a $350 million unsecured revolving line of credit. As of December 31, 2023, there were no outstanding borrowings under this credit facility, and the Company did not have other outstanding debt.
Net cash provided by/(used in) operating activities in 2023 was $360.6 million compared with $150.7 million in 2022. Free cash flow in 2023 was $337.9 million compared with $113.7 million in 2022.
Shares Repurchases and Dividends
In February 2022, the Board of Directors approved a $150 million Class A share repurchase program. In February 2023, the Board of Directors approved a $250 million Class A share repurchase program in addition to the amount remaining under the 2022 authorization. As of February 2, 2024, we had repurchased 4,502,142 shares under these authorizations for an aggregate purchase price of approximately $158.5 million, fully utilizing the 2022 authorization and leaving $241.5 million remaining under the 2023 authorization.
The Company’s Board of Directors declared a $.13 dividend per share on the Company’s Class A and Class B common stock, an increase of $.02 from the previous quarter. The dividend is payable on April 18, 2024, to shareholders of record as of the close of business on April 2, 2024.
Pension Obligations
As of December 31, 2023, our qualified pension plans had plan assets that were approximately $83 million above the present value of future benefits obligations, compared with approximately $70 million as of December 31, 2022. We made contributions of approximately $10 million to certain qualified pension plans in 2023. We expect to make contributions in 2024 to satisfy minimum funding requirements of approximately $13 million.

Capital Expenditures
Capital expenditures totaled approximately $6 million in the fourth quarter of 2023 compared with approximately $7 million in the fourth quarter of 2022. The decrease in capital expenditures in 2023 was primarily driven by expenditures in the prior year related to improvements at a newsroom bureau.

Outlook
Below is the Company’s guidance for revenues and adjusted operating costs for the first quarter of 2024 compared with the first quarter of 2023.

The New York Times Company

Digital-only subscription revenues	increase 11 - 14%
Total subscription revenues	increase 7 - 9%

Digital advertising revenues	increase low-to-high-single-digits
Total advertising revenues	decrease mid-single-digits

Other revenue	increase mid-single-digits

Adjusted operating costs	increase 5 - 7%
The Company expects the following on a pre-tax basis in 2024:
•Depreciation and amortization: approximately $80 million
•Interest income and other, net: approximately $30 million, and
•Capital expenditures: approximately $50 million.

Conference Call Information
The Company’s fourth-quarter 2023 earnings conference call will be held on Wednesday, February 7, 2024, at 8:30 a.m. E.T.
A live webcast of the earnings conference call will be available at investors.nytco.com. Participants can pre-register for the telephone conference at https://dpregister.com/sreg/10185631/fb61c1dbf0, which will generate dial-in instructions allowing participants to bypass an operator at the time of the call. Alternatively, to access the call without pre-registration, dial 844-413-3940 (in the U.S.) or 412-858-5208 (international callers).
An archive of the webcast will be available beginning about two hours after the call at investors.nytco.com. The archive will be available for approximately three months. An audio replay will be available at 877-344-7529 (in the U.S.) and 412-317-0088 (international callers) beginning approximately two hours after the call until 11:59 p.m. E.T. on Wednesday, February 21. The passcode is 9492332.

About The New York Times Company
The New York Times Company (NYSE: NYT) is a trusted source of quality, independent journalism whose mission is to seek the truth and help people understand the world. With more than 10 million subscribers across a diverse array of print and digital products — from news to cooking to games to sports — The Times Company has evolved from a local and regional news leader into a diversified media company with curious readers, listeners and viewers around the globe. Follow news about the company at NYTCo.com.

Forward-Looking Statements
Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Terms such as “aim,” “anticipate,” “believe,” “confidence,” “contemplate,” “continue,” “conviction,” “could,” “drive,” “estimate,” “expect,” “forecast,” “future,” “goal,” “guidance,” “intend,” “likely,” “may,” “might,” “objective,” “opportunity,” “optimistic,” “outlook,” “plan,” “position,” “potential,” “predict,” “project,” “seek,” “should,” “strategy,” “target,” “will,” “would” or similar statements or variations of such words and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such terms. Forward-looking statements are based upon our current expectations, estimates and assumptions and involve risks and uncertainties that change over time; actual results could differ materially from those predicted by such forward-looking statements. These risks and uncertainties include, but are not limited to: significant competition in all aspects of our business; our ability to grow the size and profitability of our subscriber base; our dependence on user and other metrics that are subject to inherent challenges in measurement; numerous factors that affect our advertising revenues, including market dynamics, evolving digital advertising trends and the evolution of our strategy; economic, market, public health (including Covid-19-related) and geopolitical conditions or other events; damage to our brand or reputation; significant disruptions in our newsprint supply chain or newspaper printing and distribution channels or a significant increase in the costs to print and distribute our newspaper; risks associated with the international scope of our business and foreign operations; risks associated with environmental, social and governance matters and any related reporting obligations; adverse results from litigation or governmental investigations; risks associated with acquisitions (including The Athletic), divestitures, investments and similar transactions; the risks and challenges associated with investments we make in new and existing products and services; risks associated with attracting and maintaining a talented and diverse workforce; the impact of labor negotiations and agreements; potential limits on our operating flexibility due to the nature of significant portions of our expenses; the effects of the size and volatility of our pension plan obligations; liabilities that may result from our participation in multiemployer pension plans; our ability to improve and scale our technical and data infrastructure; security incidents and other network and information systems disruptions; our ability to comply with laws and regulations with respect to privacy, data protection and consumer marketing practices; payment processing risk; defects, delays or interruptions in the cloud-based hosting services we utilize; our ability to protect our intellectual property; claims against us of intellectual property infringement; our ability to meet our publicly announced guidance and/or targets; the effects of restrictions on our operations as a result of the terms of our credit facility; our future access to capital markets and other financing options; and the concentration of control of our company due to our dual-class capital structure.
More information regarding these risks and uncertainties and other important factors that could cause actual results to differ materially from those in the forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2022, and subsequent filings. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Metrics
This release refers to certain non-GAAP financial measures, including operating profit before depreciation, amortization, severance, multiemployer pension plan withdrawal costs and special items (or adjusted operating profit, and as expressed as a percentage of revenues, adjusted operating profit margin); operating costs before depreciation, amortization, severance and multiemployer pension plan withdrawal costs and special items (or adjusted operating costs); diluted EPS excluding amortization of acquired intangible assets, severance, non-operating retirement costs and special items (or adjusted diluted EPS); and net cash provided by operating activities less capital expenditures (or free cash flow). Refer to “Reconciliation of Non-GAAP Information” in the exhibits for a discussion of management’s reasons for the presentation of these non-GAAP financial measures and reconciliations to the most comparable GAAP financial measures. Certain guidance is provided on a non-GAAP basis and not reconciled to the most directly comparable GAAP measure because we are unable to provide, without unreasonable effort, a calculation or estimation of amounts necessary for such reconciliation due to the inherent difficulty of forecasting such amounts.

Exhibits:    Condensed Consolidated Statements of Operations
Footnotes
Supplemental Subscriber, ARPU and Subscription Revenues Information
Segment Information
Reconciliation of Non-GAAP Information

Contacts:
Media:     Danielle Rhoades Ha, 212-556-8719; danielle.rhoades-ha@nytimes.com
Investors:     Anthony DiClemente, 212-556-7661; anthony.diclemente@nytimes.com

THE NEW YORK TIMES COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars and shares in thousands, except per share data)

	Fourth Quarter			Twelve Months
	2023	2022	% Change	2023	2022	% Change
Revenues
Subscription(a)	$430,444	$414,092	3.9%	$1,656,153	$1,552,362	6.7%
Advertising(b)	164,082	179,172	(8.4)%	505,206	523,288	(3.5)%
Other(c)	81,689	74,272	10.0%	264,793	232,671	13.8%
Total revenues	676,215	667,536	1.3%	2,426,152	2,308,321	5.1%
Operating costs
Cost of revenue (excluding depreciation and amortization)	321,151	332,129	(3.3)%	1,249,061	1,208,933	3.3%
Sales and marketing	68,317	62,464	9.4%	260,227	267,553	(2.7)%
Product development	58,262	55,456	5.1%	228,804	204,185	12.1%
General and administrative	75,845	76,791	(1.2)%	311,039	289,259	7.5%
Depreciation and amortization	21,942	21,504	2.0%	86,115	82,654	4.2%
Acquisition-related costs(d)	—	—	—	—	34,712	*
Impairment charges(e)	—	4,069	*	15,239	4,069	*
Multiemployer pension plan liability adjustment(f)	1,668	22,116	(92.5)%	(605)	14,989	*
Total operating costs(1)	547,185	574,529	(4.8)%	2,149,880	2,106,354	2.1%
Operating profit	129,030	93,007	38.7%	276,272	201,967	36.8%
Other components of net periodic benefit (income)/costs	(684)	1,756	*	(2,737)	6,659	*
Gain from joint ventures(g)	2,477	—	*	2,477	—	*
Interest income and other, net(h)	7,676	2,433	*	21,102	40,691	(48.1)%
Income before income taxes	139,867	93,684	49.3%	302,588	235,999	28.2%
Income tax expense	29,625	22,898	29.4%	69,836	62,094	12.5%
Net income	110,242	70,786	55.7%	232,752	173,905	33.8%
Net income attributable to the noncontrolling interest	(365)	—	*	(365)	—	*
Net income attributable to The New York Times Company common stockholders	$109,877	$70,786	55.2%	$232,387	$173,905	33.6%
Average number of common shares outstanding:
Basic	164,625	165,612	(0.6)%	164,721	166,871	(1.3)%
Diluted	165,851	165,909	*	165,663	167,141	(0.9)%
Basic earnings per share attributable to common stockholders	$0.67	$0.43	55.8%	$1.41	$1.04	35.6%
Diluted earnings per share attributable to common stockholders	$0.66	$0.43	53.5%	$1.40	$1.04	34.6%
Dividends declared per share	$0.11	$0.18	(38.9)%	$0.44	$0.36	22.2%
(1) Fourth quarter and full-year 2022 were recast to conform to the current presentation of total operating costs. See “Comparisons” for more details.
* Represents a change equal to or in excess of 100% or not meaningful.
See footnotes pages for additional information.

THE NEW YORK TIMES COMPANY
FOOTNOTES
(Dollars in thousands, except per share data)

(a) The following table summarizes digital and print subscription revenues for the fourth quarters and twelve months of 2023 and 2022:

	Fourth Quarter			Twelve Months
	2023	2022	% Change	2023	2022	% Change
Digital-only subscription revenues(1)	$288,670	$269,196	7.2%	$1,099,439	$978,574	12.4%
Print subscription revenues(2)	141,774	144,896	(2.2)%	556,714	573,788	(3.0)%
Total subscription revenues	$430,444	$414,092	3.9%	$1,656,153	$1,552,362	6.7%
(1) Includes revenue from bundled and standalone subscriptions to our news product, as well as to The Athletic and to our Cooking, Games and Wirecutter products.
(2) Includes domestic home-delivery subscriptions, which include access to our digital products. Also includes single-copy, NYT International and Other subscription revenues.

(b) The following table summarizes digital and print advertising revenues for the fourth quarters and twelve months of 2023 and 2022:

	Fourth Quarter			Twelve Months
	2023	2022	% Change	2023	2022	% Change
Advertising revenues:
Digital	$107,668	$111,852	(3.7)%	$317,744	$318,440	(0.2)%
Print	56,414	67,320	(16.2)%	187,462	204,848	(8.5)%
Total advertising	$164,082	$179,172	(8.4)%	$505,206	$523,288	(3.5)%

(c) Other revenues primarily consist of revenues from Wirecutter affiliate referrals, licensing, commercial printing, the leasing of floors in the Company headquarters, television and film, retail commerce, our live events business and our student subscription sponsorship program. Digital other revenues, which consist primarily of Wirecutter affiliate referral revenue, digital licensing revenues and television and film, totaled $50.7 million and $152.0 million for the fourth quarter and twelve months of 2023, respectively.

(d) In the first quarter of 2022, the Company recorded acquisition-related costs, which primarily included expenses paid in connection with the acceleration of The Athletic stock options, and legal, accounting, financial advisory and integration planning expenses.

(e) In the second quarter of 2023, the Company recorded a $12.7 million impairment charge ($9.3 million or $0.06 per share after tax) related to excess leased office space that is being marketed for sublet (the “lease-related impairment”). In the third quarter of 2023 and the fourth quarter of 2022, the Company recorded impairment charges of $2.5 million ($1.8 million or $0.01 per share after tax) and $4.1 million ($3.0 million or $0.02 per share after tax), respectively, related to an indefinite-lived intangible asset.

(f) In the third quarters of 2023 and 2022, the Company recorded favorable adjustments related to a reduction in its multiemployer pension plan liability of $2.3 million and $7.1 million, respectively. In the fourth quarters of 2023 and 2022, the Company recorded charges of $1.7 million ($1.2 million or $0.01 per share after tax) and $22.1 million ($16.2 million or $0.10 per share after tax), respectively, in connection with its withdrawals from multiemployer pension plans.

(g) In the fourth quarter of 2023, the Company recorded a $2.5 million gain ($1.8 million or $0.01 per share after tax) reflecting our proportionate share of a distribution from the liquidation of Madison.

(h) In the second quarter of 2022, the Company recorded a $34.2 million gain ($24.9 million or $0.15 per share after tax) related to an agreement to lease and subsequently sell approximately four acres of land at our printing and distribution facility in College Point, N.Y.

THE NEW YORK TIMES COMPANY
SUPPLEMENTAL SUBSCRIBER, ARPU AND SUBSCRIPTION REVENUES INFORMATION
(Amounts in thousands, except for ARPU)
We offer a digital subscription package (or “bundle”) that includes access to our digital news product, as well as to The Athletic and to our Cooking, Games and Wirecutter products. Our subscriptions also include standalone digital subscriptions to our digital news product, as well as to The Athletic, and our Cooking, Games and Wirecutter products. Access to our new Audio product, which we launched in the second quarter of 2023, is included in bundle subscriptions and subscriptions to our digital and print news products.
The following tables present information regarding the number of subscribers to the Company’s products as well as certain additional metrics. A subscriber is defined as a user who has subscribed (and provided a valid method of payment) for the right to access one or more of the Company’s products. Subscribers with a domestic home-delivery print subscription to The New York Times, which includes access to our digital products, are excluded from digital-only subscribers.

The following table sets forth subscribers as of the end of the five most recent fiscal quarters:

	Q4 2023	Q3 2023	Q2 2023	Q1 2023	Q4 2022
Digital-only subscribers:
Bundle and multiproduct(1)(2)	4,220	3,790	3,300	3,020	2,500
News-only(2)(3)	2,740	3,020	3,320	3,580	3,920
Other single-product(2)(4)	2,740	2,600	2,580	2,420	2,410
Total digital-only subscribers(2)(5)	9,700	9,410	9,190	9,020	8,830
Print subscribers(6)	660	670	690	710	730
Total subscribers	10,360	10,080	9,880	9,730	9,550
(1) Subscribers with a bundle subscription or standalone digital-only subscriptions to two or more of the Company’s products.
(2) Includes group corporate and group education subscriptions, which collectively represented approximately 6% of total digital-only subscribers as of the end of the fourth quarter of 2023. The number of group subscribers is derived using the value of the relevant contract and a discounted subscription rate.

(3) Subscribers with only a digital-only news product subscription.
(4) Subscribers with only one digital-only subscription to The Athletic or to our Cooking, Games or Wirecutter products.
(5) Subscribers with digital-only subscriptions to one or more of our news product, The Athletic, or our Cooking, Games and Wirecutter products.
(6) Subscribers with a domestic home-delivery or mail print subscription to The New York Times, which includes access to our digital products, or a print subscription to our Book Review or Large Type Weekly products.

The sum of individual metrics may not always equal total amounts indicated due to rounding. Subscribers (including net subscriber additions) are rounded to the nearest ten thousand.

The following table sets forth ARPU metrics relating to the above digital-only subscriber categories for the five most recent fiscal quarters:

	Q4 2023	Q3 2023	Q2 2023	Q1 2023	Q4 2022
Digital-only ARPU:
Bundle and multiproduct	$12.13	$12.81	$13.40	$14.33	$15.20
News-only	$10.38	$10.05	$9.29	$8.69	$8.49
Other single-product	$3.56	$3.48	$3.57	$3.67	$3.65
Total digital-only ARPU	$9.24	$9.28	$9.15	$9.04	$8.93
ARPU metrics are calculated by dividing the digital subscription revenues in the quarter by the average number of digital-only subscribers divided by the number of days in the quarter multiplied by 28 to reflect a 28-day billing cycle. In calculating ARPU metrics, for our subscriber categories (Bundle and multiproduct, News-only and Other single-product), we use the monthly average number of digital-only subscribers (calculated as the sum of the number of subscribers in each category at the beginning and end of the month, divided by two) and for Total digital-only ARPU, we use the daily average number of digital-only subscribers.

THE NEW YORK TIMES COMPANY
SUPPLEMENTAL SUBSCRIBER, ARPU AND SUBSCRIPTION REVENUES INFORMATION
(Amounts in thousands)

The following table sets forth the subset of subscribers above who have a digital-only standalone subscription to The Athletic or a bundle subscription that includes the ability to access The Athletic as of the end of the five most recent fiscal quarters:

	Q4 2023	Q3 2023	Q2 2023	Q1 2023	Q4 2022
Digital-only subscribers with The Athletic(1)(2)	4,650	4,180	3,640	3,270	2,680
(1) In June 2022, we provided all bundle subscribers with the ability to access The Athletic and all bundle subscribers are included in this metric.
(2) Subscribers (including net subscriber additions) are rounded to the nearest ten thousand.

THE NEW YORK TIMES COMPANY
SEGMENT INFORMATION
(Dollars in thousands)

Since the acquisition of The Athletic in the first quarter of 2022, we have had two reportable segments: NYTG and The Athletic. Management uses adjusted operating profit (loss) by segment in assessing performance and allocating resources. The Company includes in its presentation revenues and adjusted operating costs to arrive at adjusted operating profit (loss) by segment. Adjusted operating costs are defined as operating costs before depreciation and amortization, severance, multiemployer pension plan withdrawal costs and special items. Adjusted operating profit is defined as operating profit before depreciation and amortization, severance, multiemployer pension plan withdrawal costs and special items. Adjusted operating profit expressed as a percentage of revenues is referred to as adjusted operating profit margin.
Subscription revenues from and expenses associated with our bundle are allocated to NYTG and The Athletic. The Athletic was first introduced into our bundle in June 2022. Therefore, The Athletic’s results for the second quarter of 2022 include bundle revenues and expenses for only part of the quarter, whereas the second quarter of 2023 included bundle revenues and expenses for the entire quarter.
Prior to April 1, 2023, we allocated bundle revenues first to our digital news product based on its standalone list price and then the remaining bundle revenues were allocated to the other products in the bundle, including The Athletic, based on their relative standalone list prices. Starting April 1, 2023, we allocate 10% of bundle revenues to The Athletic based on management’s view of The Athletic’s relative value to the bundle, which is derived based on analysis of various metrics.
Prior to April 1, 2023, we allocated to NYTG and The Athletic direct variable expenses associated with the bundle, which include credit card fees, third party fees and sales taxes, based on a historical actual percentage of these costs to bundle revenues. Starting April 1, 2023, we allocate 10% of product development, marketing and subscriber servicing expenses (including the direct variable expenses referenced above) associated with the bundle to The Athletic, and the remaining costs are allocated to NYTG, in each case, in line with the revenues allocations.
For comparison purposes, the Company previously recast segment results for the quarters following the second quarter of 2022 to reflect the updated allocation methodology. The second quarter of 2022 was not recast as the change was de minimis for that quarter in light of the timing of the introduction of The Athletic to the bundle.
The results of The Athletic have been included in our Condensed Consolidated Financial Statements beginning February 1, 2022, the date of the acquisition. Results for the twelve months 2022 included The Athletic for approximately eleven months while results for the twelve months 2023 included the Athletic for the full twelve months.

	Fourth Quarter			Twelve Months
	2023	2022(1)(2)	% Change	2023	2022(1)(2)	% Change
Revenues
NYTG	$638,358	$638,213	*	$2,295,537	$2,223,676	3.2%
The Athletic	38,513	29,323	31.3%	131,271	84,645	55.1%
Intersegment eliminations(3)	(656)	—	*	(656)	—	*
Total revenues	$676,215	$667,536	1.3%	$2,426,152	$2,308,321	5.1%
Adjusted operating costs
NYTG	$479,985	$486,737	(1.4)%	$1,874,256	$1,834,627	2.2%
The Athletic	42,930	38,967	10.2%	162,701	125,763	29.4%
Intersegment eliminations(3)	(656)	—	*	(656)	—	*
Total adjusted operating costs	$522,259	$525,704	(0.7)%	$2,036,301	$1,960,390	3.9%
Adjusted operating profit (loss)
NYTG	$158,373	$151,476	4.6%	$421,281	$389,049	8.3%
The Athletic	(4,417)	(9,644)	(54.2)%	(31,430)	(41,118)	(23.6)%
Total adjusted operating profit	$153,956	$141,832	8.5%	$389,851	$347,931	12.0%
AOP margin % - NYTG	24.8%	23.7%	110 bps	18.4%	17.5%	90 bps
(1) Recast to reflect updated bundle allocation methodology.
(2) Recast to conform to the current presentation of total operating costs. See “Comparisons” for more details.
(3) Intersegment eliminations (“I/E”) related to content licensing.
* Represents a change equal to or in excess of 100% or not meaningful.

THE NEW YORK TIMES COMPANY
SEGMENT INFORMATION
(Dollars in thousands)

Revenues detail by segment	Fourth Quarter			Twelve Months
	2023	2022(1)	% Change	2023	2022(1)	% Change
NYTG
Subscription	$403,575	$390,585	3.3%	$1,555,705	$1,480,295	5.1%
Advertising	154,170	173,865	(11.3)%	477,261	511,321	(6.7)%
Other	80,613	73,763	9.3%	262,571	232,060	13.1%
Total	$638,358	$638,213	*	$2,295,537	$2,223,676	3.2%
The Athletic
Subscription	$26,869	$23,507	14.3%	$100,448	$72,067	39.4%
Advertising	9,912	5,307	86.8%	27,945	11,967	*
Other	1,732	509	*	2,878	611	*
Total	$38,513	$29,323	31.3%	$131,271	$84,645	55.1%

I/E(2)	$(656)	$—	*	$(656)	$—	*

The New York Times Company
Subscription	$430,444	$414,092	3.9%	$1,656,153	$1,552,362	6.7%
Advertising	164,082	179,172	(8.4)%	505,206	523,288	(3.5)%
Other	81,689	74,272	10.0%	264,793	232,671	13.8%
Total	$676,215	$667,536	1.3%	$2,426,152	$2,308,321	5.1%
(1) Recast to reflect updated bundle allocation methodology.
(2) I/E related to content licensing recorded in Other revenues.
* Represents a change equal to or in excess of 100% or not meaningful.

THE NEW YORK TIMES COMPANY
SEGMENT INFORMATION
(Dollars in thousands)

Adjusted operating costs (operating costs before depreciation and amortization, severance, multiemployer pension plan withdrawal costs and special items) detail by segment

	Fourth Quarter			Twelve Months
	2023	2022(1)	% Change	2023	2022(1)	% Change
NYTG
Cost of revenue (excluding depreciation and amortization)	$297,185	$310,586	(4.3)%	$1,157,527	$1,134,553	2.0%
Sales and marketing	58,329	53,187	9.7%	223,464	242,333	(7.8)%
Product development	52,003	49,936	4.1%	203,813	187,434	8.7%
Adjusted general and administrative(2)	72,468	73,028	(0.8)%	289,452	270,307	7.1%
Total	$479,985	$486,737	(1.4)%	$1,874,256	$1,834,627	2.2%
The Athletic
Cost of revenue (excluding depreciation and amortization)	$24,622	$21,543	14.3%	$92,190	$74,380	23.9%
Sales and marketing	9,988	9,277	7.7%	36,763	25,220	45.8%
Product development	6,259	5,520	13.4%	24,991	16,751	49.2%
Adjusted general and administrative(4)	2,061	2,627	(21.5)%	8,757	9,412	(7.0)%
Total	$42,930	$38,967	10.2%	$162,701	$125,763	29.4%

I/E(3)	$(656)	$—	*	$(656)	$—	*

The New York Times Company
Cost of revenue (excluding depreciation and amortization)	$321,151	$332,129	(3.3)%	$1,249,061	$1,208,933	3.3%
Sales and marketing	68,317	62,464	9.4%	260,227	267,553	(2.7)%
Product development	58,262	55,456	5.1%	228,804	204,185	12.1%
Adjusted general and administrative	74,529	75,655	(1.5)%	298,209	279,719	6.6%
Total	$522,259	$525,704	(0.7)%	$2,036,301	$1,960,390	3.9%
(1) Recast to reflect updated bundle allocation methodology.
(2) Excludes severance of $6.4 million for the twelve months of 2023 and multiemployer pension withdrawal costs of $1.3 million and $5.2 million for the fourth quarter and twelve months of 2023, respectively. Severance costs were de minimis for the fourth quarter of 2023. Excludes severance of $4.5 million for the twelve months of 2022 and multiemployer pension withdrawal costs of $1.1 million and $4.9 million for the fourth quarter and twelve months of 2022, respectively.

(3) I/E related to content licensing recorded in Cost of revenue (excluding depreciation and amortization).
(4) Excludes severance of $1.2 million and $0.2 million for the twelve months of 2023 and 2022, respectively.
* Represents a change equal to or in excess of 100% or not meaningful.

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION

In this release, the Company has referred to non-GAAP financial information with respect to diluted EPS excluding amortization of acquired intangible assets, severance, non-operating retirement costs and special items (or adjusted diluted EPS); operating profit before depreciation, amortization, severance, multiemployer pension plan withdrawal costs and special items (or adjusted operating profit, and as divided by revenues, adjusted operating profit margin); operating costs before depreciation, amortization, severance, multiemployer pension withdrawal costs and special items (or adjusted operating costs); and net cash provided by operating activities less capital expenditures (or free cash flow). The Company has included these non-GAAP financial measures because management reviews them on a regular basis and uses them to evaluate and manage the performance of the Company’s operations. Management believes that, for the reasons outlined below, these non-GAAP financial measures provide useful information to investors as a supplement to reported diluted earnings/(loss) per share, operating profit/(loss) and operating costs. However, these measures should be evaluated only in conjunction with the comparable GAAP financial measures and should not be viewed as alternative or superior measures of GAAP results.

Adjusted diluted EPS provides useful information in evaluating the Company’s period-to-period performance because it eliminates items that the Company does not consider to be indicative of earnings from ongoing operating activities. Adjusted operating profit and adjusted operating profit margin are useful in evaluating the ongoing performance of the Company’s business as they exclude the significant non-cash impact of depreciation and amortization as well as items not indicative of ongoing operating activities. Total operating costs include depreciation, amortization, severance, multiemployer pension plan withdrawal costs and special items. Adjusted operating costs provide investors with helpful supplemental information on the Company’s underlying operating costs that is used by management in its financial and operational decision-making.

Management considers special items, which may include impairment charges, pension settlement charges, acquisition-related costs and other items that arise from time to time, to be outside the ordinary course of our operations. Management believes that excluding these items provides a better understanding of the underlying trends in the Company’s operating performance and allows more accurate comparisons of the Company’s operating results to historical performance. In addition, management excludes severance costs, which may fluctuate significantly from quarter to quarter, because it believes these costs do not necessarily reflect expected future operating costs and do not contribute to a meaningful comparison of the Company’s operating results to historical performance.

The Company considers free cash flow as providing useful information to management and investors about the amount of cash that is available to be used to strengthen the Company’s balance sheet, for strategic opportunities, including investing in the Company’s business and strategic acquisitions, and/or for the return of capital to stockholders in the form of dividends and stock repurchases.

Non-operating retirement costs include (i) interest cost, expected return on plan assets, amortization of actuarial gains and loss components and amortization of prior service credits of single-employer pension expense, (ii) interest cost, amortization of actuarial gains and loss components and amortization of prior service credits of retirement medical expense and (iii) all multiemployer pension plan withdrawal costs. These non-operating retirement costs are primarily tied to financial market performance including changes in market interest rates and investment performance. Management considers non-operating retirement costs to be outside the performance of the business and believes that presenting adjusted diluted EPS excluding non-operating retirement costs and presenting adjusted operating results excluding multiemployer pension plan withdrawal costs, in addition to the Company’s GAAP diluted EPS and GAAP operating results, provide increased transparency and a better understanding of the underlying trends in the Company’s operating business performance.

Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures are set out in the tables below.

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION

Reconciliation of diluted EPS excluding amortization of acquired intangible assets, severance, non-operating retirement costs and special items (or adjusted diluted EPS)

	Fourth Quarter			Twelve Months
	2023	2022	% Change	2023	2022	% Change
Diluted EPS	$0.66	$0.43	53.5%	$1.40	$1.04	34.6%
Add:
Amortization of acquired intangible assets	0.04	0.04	*	0.18	0.16	12.5%
Severance	—	—	—	0.05	0.03	66.7%
Non-operating retirement costs:
Multiemployer pension plan withdrawal costs	0.01	0.01	*	0.03	0.03	*
Other components of net periodic benefit costs/(income)	—	0.01	*	(0.02)	0.04	*
Special items:
Acquisition-related costs	—	—	—	—	0.21	*
Impairment charges	—	0.02	*	0.10	0.02	*
Gain on the sale of land	—	—	—	—	(0.20)	*
Multiemployer pension plan liability adjustment	0.01	0.13	(92.3)%	—	0.09	*
Gain from joint venture, net of noncontrolling interest	(0.01)	—	*	(0.01)	—	*
Income tax expense of adjustments	(0.01)	(0.06)	(83.3)%	(0.08)	(0.10)	(20.0)%
Adjusted diluted EPS(1)	$0.70	$0.59	18.6%	$1.63	$1.32	23.5%
(1) Amounts may not add due to rounding.
* Represents a change equal to or in excess of 100% or not meaningful.

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION
(Dollars in thousands)

Reconciliation of operating profit before depreciation and amortization, severance, multiemployer pension plan withdrawal costs and special items (or adjusted operating profit)

	Fourth Quarter			Twelve Months
	2023	2022	% Change	2023	2022	% Change
Operating profit	$129,030	$93,007	38.7%	$276,272	$201,967	36.8%
Add:
Depreciation and amortization	21,942	21,504	2.0%	86,115	82,654	4.2%
Severance	4	—	*	7,582	4,669	62.4%
Multiemployer pension plan withdrawal costs	1,312	1,136	15.5%	5,248	4,871	7.7%
Acquisition-related costs	—	—	—	—	34,712	*
Impairment charges	—	4,069	*	15,239	4,069	*
Multiemployer pension plan liability adjustment	1,668	22,116	(92.5)%	(605)	14,989	*
Adjusted operating profit	$153,956	$141,832	8.5%	$389,851	$347,931	12.0%
Divided by:
Revenues	$676,215	$667,536	1.3%	$2,426,152	$2,308,321	5.1%
Operating profit margin	19.1%	13.9%	520 bps	11.4%	8.7%	270 bps
Adjusted operating profit margin	22.8%	21.2%	160 bps	16.1%	15.1%	100 bps
* Represents a change equal to or in excess of 100% or not meaningful.

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION
(Dollars in thousands)

Reconciliation of total operating costs before depreciation and amortization, severance, multiemployer pension plan withdrawal costs and special items (or adjusted operating costs)

	Fourth Quarter
	2023				2022(1)(2)
	NYTG	The Athletic	I/E(3)	Total	NYTG	The Athletic	Total	% Change
Total operating costs	$497,909	$49,932	$(656)	$547,185	$528,628	$45,901	$574,529	(4.8)%
Less:
Depreciation and amortization	14,940	7,002	—	21,942	14,570	6,934	21,504	2.0%
Severance	4	—	—	4	—	—	—	*
Multiemployer pension plan withdrawal costs	1,312	—	—	1,312	1,136	—	1,136	15.5%
Impairment charges	—	—	—	—	4,069	—	4,069	*
Multiemployer pension plan liability adjustment	1,668	—	—	1,668	22,116	—	22,116	(92.5)%
Adjusted operating costs	$479,985	$42,930	$(656)	$522,259	$486,737	$38,967	$525,704	(0.7)%

	Twelve Months
	2023				2022(1)(2)
	NYTG	The Athletic	I/E(3)	Total	NYTG	The Athletic	Total	% Change
Total operating costs	$1,959,191	$191,345	$(656)	$2,149,880	$1,955,169	$151,185	$2,106,354	2.1%
Less:
Depreciation and amortization	58,637	27,478	—	86,115	57,392	25,262	82,654	4.2%
Severance	6,416	1,166	—	7,582	4,509	160	4,669	62.4%
Multiemployer pension plan withdrawal costs	5,248	—	—	5,248	4,871	—	4,871	7.7%
Acquisition-related costs	—	—	—	—	34,712	—	34,712	*
Impairment charges	15,239	—	—	15,239	4,069	—	4,069	*
Multiemployer pension plan liability adjustment	(605)	—	—	(605)	14,989	—	14,989	*
Adjusted operating costs	$1,874,256	$162,701	$(656)	$2,036,301	$1,834,627	$125,763	$1,960,390	3.9%
(1) Recast to reflect updated bundle allocation methodology.
(2) Recast to conform to the current presentation of total operating costs. See “Comparisons” for more details.
(3) I/E related to content licensing.
* Represents a change equal to or in excess of 100% or not meaningful.

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION
(Dollars in thousands)

Reconciliation of net cash provided by/(used in) operating activities before capital expenditures (or free cash flow)

	Twelve Months
	2023	2022
Net cash provided by operating activities	$360,618	$150,687
Less: Capital expenditures	(22,669)	(36,961)
Free cash flow	$337,949	$113,726

Reconciliation of revenues excluding the estimated impact of the five fewer days in 2023

	Fourth Quarter
	2023	2022 As Reported	Five Days(1)	2022 Adjusted	% Change
Digital subscription revenues	$288,670	$269,196	$(13,696)	$255,500	13.0%
Print subscription revenues	141,774	144,896	(4,266)	140,630	0.8%
Total subscription revenues	430,444	414,092	(17,962)	396,130	8.7%

Digital advertising revenues	107,668	111,852	(6,028)	105,824	1.7%
Print advertising revenues	56,414	67,320	(1,722)	65,598	(14.0)%
Total advertising revenues	164,082	179,172	(7,750)	171,422	(4.3)%

Other revenues	81,689	74,272	(1,388)	72,884	12.1%
Total revenues	$676,215	$667,536	$(27,100)	$640,436	5.6%
(1) Represents the five day period between September 26, 2022 and September 30, 2022.

	Twelve Months
	2023	2022 As Reported	Five Days(2)	2022 Adjusted	% Change
Digital subscription revenues	$1,099,439	$978,574	$(11,724)	$966,850	13.7%
Print subscription revenues	556,714	573,788	(4,266)	569,522	(2.2)%
Total subscription revenues	1,656,153	1,552,362	(15,990)	1,536,372	7.8%

Digital advertising revenues	317,744	318,440	(5,628)	$312,812	1.6%
Print advertising revenues	187,462	204,848	(1,092)	203,756	(8.0)%
Total advertising revenues	505,206	523,288	(6,720)	516,568	(2.2)%

Other revenues	264,793	232,671	(1,503)	231,168	14.5%
Total revenues	$2,426,152	$2,308,321	$(24,213)	$2,284,108	6.2%
(2) Represents the five day period between December 27, 2021 and December 31, 2021.